As filed with the Securities and Exchange Commission on July 30, 1999
                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                        Under The Securities Act of 1933

                             ----------------------

                              SPECTRASCIENCE, INC.
             (Exact name of registrant as specified in its charter)

               Minnesota                                   41-1448837
   (State or other jurisdiction of                      (I.R.S Employer
    incorporation or organization)                     Identification No.)

                         3650 Annapolis Lane, Suite 101
                        Minneapolis, Minnesota 55447-5434
                                 (612) 509-9999

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

     Chester E. Sievert, Jr.          Copy to:      Kenneth L. Cutler, Esq.
Chairman, Chief Executive Officer                    Dorsey & Whitney LLP
          and President                             220 South Sixth Street
 3650 Annapolis Lane, Suite 101                Minneapolis, Minnesota 55402-1498
Minneapolis, Minnesota 55447-5434                       (612) 340-2600
         (612) 509-9999

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ----------------------

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

===============================================================================================================
                                                           Proposed            Proposed
  Title of Each Class of               Amount          Maximum Offering    Maximum Aggregate      Amount of
Securities to be Registered     to be Registered(1)   Price per Share(2)    Offering Price     Registration Fee
---------------------------------------------------------------------------------------------------------------
Common Stock, $.25 par value       703,464 Shares           $4.9375          $3,473,353.50         $966.00
---------------------------------------------------------------------------------------------------------------

(1) This amount represents shares to be offered by the selling shareholders from time to time after the effective date of this Registration Statement at prevailing market prices at time of sale.
(2) Estimated solely for the purpose of calculating the registration fee based upon the average of the high and low sales prices for the Common Stock on July 27, 1999 as reported on the Over-the-Counter Bulletin Board.
================================================================================
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



                   SUBJECT TO COMPLETION, DATED JULY 30, 1999

                                   PROSPECTUS


                              SPECTRASCIENCE, INC.
                         3650 ANNAPOLIS LANE, SUITE 101
                        MINNEAPOLIS, MINNESOTA 55447-5434


                                 703,464 SHARES
                              SPECTRASCIENCE, INC.
                                  COMMON STOCK


         Shares of common stock of SpectraSCIENCE, Inc. are being offered by this Prospectus. The shares will be sold from time to time by the selling shareholders named in this Prospectus. We will not receive any of the proceeds from the sale of the shares.

         Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol "SPSI." On July 27, 1999, the last sale price of our common stock as reported on the Over-the-Counter Bulletin Board was $5.00 per share.

                             ----------------------

         INVESTMENT IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE SECTION TITLED "RISK FACTORS" BEGINNING ON PAGE 3 TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF COMMON STOCK.

                             ----------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


              THE DATE OF THIS PROSPECTUS IS _______________, 1999.

                              ABOUT THIS PROSPECTUS

         This Prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC"). The Prospectus relates to 703,464 shares (the "Shares") of our common stock (the "Common Stock") which the selling shareholders named in this Prospectus (the "Selling Shareholders") may sell from time to time. We will not receive any of the proceeds from these sales. We have agreed to pay the expenses incurred in registering the Shares, including legal and accounting fees.

         The Shares have not been registered under the securities laws of any state or other jurisdiction as of the date of this Prospectus. Brokers or dealers should confirm the existence of an exemption from registration or effectuate such registration in connection with any offer and sale of the Shares.

         This Prospectus describes certain risk factors that you should consider before purchasing the Shares. See "Risk Factors" beginning on page 3. You should read this Prospectus together with the additional information described under the heading "Where You Can Find More Information."

                             ----------------------

                                TABLE OF CONTENTS

                                                                    Page
                                                                    ----

         About This Prospectus.................................      2

         Risk Factors..........................................      3

         Where You Can Find More Information...................     11

         About SPECTRASCIENCE, Inc. ...........................     12

         Selling Shareholders..................................     14

         Plan of Distribution..................................     16

         Legal Matters.........................................     17

         Experts...............................................     17

                                  RISK FACTORS

         AN INVESTMENT IN THE SHARES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS, BEFORE BUYING ANY SHARES. YOU SHOULD ALSO BE AWARE THAT CERTAIN STATEMENTS CONTAINED IN THIS PROSPECTUS THAT ARE NOT RELATED TO HISTORICAL RESULTS ARE FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS, SUCH AS STATEMENTS OF OUR STRATEGIES, PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS, INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS.

LIMITED OPERATING HISTORY; SIGNIFICANT AND CONTINUING LOSSES

         We have generated minimal revenues to date, no revenues on the Optical Biopsy(TM) System (the "OBS"), and have sustained significant operating losses each year since our inception. To date, we have directed our efforts primarily toward researching, developing, testing and obtaining regulatory clearances for the OBS. Our net losses for the years ended December 31, 1997 and 1998 were approximately $1.64 million and $2.41 million, respectively. We had an accumulated deficit of approximately $46.5 million as of December 31, 1998. Of this amount, approximately $11.9 million has been incurred since October 1992 when we began development of our current products and changed our name. Our ability to achieve profitable operations will be largely dependent on obtaining regulatory approval and reimbursement codes for, and successfully commercializing, the OBS and other future products. We expect further operating losses at least through the end of calendar year 2000 as we conduct outcome-based clinical trials, expand research and development activities, establish production level manufacturing capabilities and develop sales and marketing activities. We can provide no assurance that we will be able to successfully commercialize any of our potential products, achieve significant revenues or achieve or sustain profitability.

UNCERTAINTY OF HEALTH CARE REIMBURSEMENT

         We plan to market and sell the OBS and other products primarily through hospitals and clinics. In the United States, the purchasers of medical devices generally rely on Medicare, Medicaid, private health insurance plans, health maintenance organizations ("HMOs") and other sources of third party reimbursement for health care costs, to reimburse all or part of the cost of the procedure in which the medical device is used. Sales of the OBS and other proposed products will be substantially dependent on the availability of adequate reimbursement from third-party payors for procedures carried out using our products.

         The OBS is not currently approved for reimbursement by third-party payors, and there can be no assurance that the OBS will be approved for any third party reimbursement, even if it proves to play a significant role in the early detection and subsequent treatment of colorectal cancer. Third-party payors are increasingly challenging the pricing of medical products and procedures. Even if a procedure is eligible for reimbursement, the level of reimbursement may not be adequate. Additionally, payors may deny reimbursement if they determine that the device used in a treatment was unnecessary, inappropriate, not cost-effective, experimental or used for a non-approved indication. Any failure to obtain third-party reimbursement for diagnostic or treatment procedures that use or rely on our products could have a material adverse effect on our business, financial condition and results of operations.

         We are unable to predict what additional legislation or regulation relating to the health care industry or third-party coverage and reimbursement may be enacted in the future, if any, or what effect it might have on us. Reforms may include mandated basic health care benefits, controls on health care spending through limitations on the growth of private health insurance premiums and Medicare and Medicaid spending, greater reliance on prospective payment systems, the creation of large insurance purchasing groups and fundamental changes to the health care delivery system. We anticipate that Congress and state legislatures will continue to review and assess alternative health care delivery systems and payment mechanisms. Due to uncertainties regarding the ultimate features of reform initiatives and their enactment and implementation, we cannot predict which reform proposals, if any, will be adopted, when they may be adopted or what impact they may have on us.

NO ASSURANCE OF TIMELY GOVERNMENT REGULATORY APPROVAL

         Medical product design, manufacture, labeling, distribution and marketing is subject to extensive and rigorous government regulation in the United States and internationally. The United States Food and Drug Administration ("FDA") classifies medical devices into one of three classes, Class I, Class II or Class III. The controls deemed necessary by the FDA to ensure the safety and efficacy of the device determine how it is classified. Class I devices are those devices for which the safety and efficacy can reasonably be ensured through the use of general controls such as labeling, adherence to the FDA's Quality System Regulations ("QSR") requirements and the 510(k) process of marketing pre-notification. Class II devices are those devices for which the safety and efficacy can reasonably be ensured through implementation of general and special controls, such as performance standards, post-market surveillance, patient registries and FDA guidelines. Generally, Class III devices are those that must receive Pre-Market Application ("PMA") approval to ensure their safety and efficacy. These devices are generally life-sustaining, life-supporting or implantable devices. They also include devices that are not substantially equivalent to a legally marketed Class I or Class II device or to a Class III device first marketed prior to May 28, 1976 for which a PMA has not yet been requested by the FDA. The OBS is a Class III device that requires PMA approval prior to commercialization.

         Securing FDA clearance requires the submission to the FDA of extensive clinical data and supporting information. The process of obtaining FDA clearance and other required regulatory approvals is lengthy, expensive, uncertain and typically requires from 180 days to several years from the date of PMA filing with the FDA, if pre-market approval is obtained at all. We can provide no assurance that the FDA will approve our PMA application for the OBS, that the FDA will not request additional data or otherwise require us to conduct further clinical trials, which would cause us additional delay and expense. Additionally, further clinical trials, if required by the FDA, may identify significant technical or other obstacles to be overcome before necessary regulatory approvals will be granted. Other risks attendant to the clinical trials include the unpredictability of the time frame for completion due to possible patient unavailability, potential changes in hospital procedures and policies, and potential changes in the principal investigators leading such clinical trials. Even if such obstacles are identified and overcome, regulatory approval for, and resulting commercialization of, the OBS may be delayed. If the FDA requires further clinical trials and the OBS does not prove to be safe and effective, or if we cannot obtain regulatory approval or successfully commercialize the OBS, our business, financial condition and results of operations will be materially adversely affected.

         To obtain FDA clearance to market our products, we will be required to adhere to the FDA's QSR requirements. Other countries have similar quality regulations, such as ISO 9001 standards in the European Union, which include testing, control, and documentation requirements. Federal and state agencies in the United States, and comparable agencies in other countries, conduct inspections to monitor compliance with QSR or ISO 9001 standards and other applicable regulatory requirements. If we fail to comply with these standards or other regulatory requirements, we may be required to take corrective actions, such as modifying our manufacturing policies and procedures. In addition, we may be required to cease all or part of our operations for some period of time until we can demonstrate that appropriate steps have been taken to comply with QSR or ISO 9001 regulations. We can provide no assurance that we will not experience difficulties as we develop our manufacturing capabilities or that future audits by regulatory authorities will find us to be in compliance with QSR or ISO 9001 standards. Failure to develop our manufacturing capabilities in compliance with QSR or ISO 9001 standards would prohibit us from manufacturing and distributing our products, which could have a material adverse effect on our business, financial condition and results of operations.

         Sales of medical devices outside the United States are subject to regulatory requirements that vary from country to country with respect to the time typically required for approval and the degree of investigation. The European Union adopted a Medical Device Directive, which was implemented in all countries of the European Union in July 1998. Under this directive, we are required to obtain ISO 9001 certification and/or undergo type testing on our products in order to affix the CE mark to our products. The CE mark is an international symbol of adherence to certain quality assurance standards and compliance with applicable European medical device directives, and is required in order to sell a product in member countries of the European Union. We have registered with a notified body to begin the ISO 9001 certification process, and also plan to obtain CE mark registration for our products. We can provide no assurance that we will be able to obtain regulatory approvals in such countries on a timely basis or at all, or that we will not incur significant costs in obtaining or maintaining non-U.S. regulatory approvals. Delays in or failure to receive required regulatory approvals, failure to comply with existing or future regulatory requirements or the loss of previously obtained approvals would have a material adverse effect on our business, financial condition and results of operations.

         Regulatory approvals, even if granted, may impose significant limitations on the indicated uses for which the product may be marketed. In addition, the FDA and certain foreign regulatory authorities may impose numerous other requirements with which medical device manufacturers must comply. Product approvals could be withdrawn for failure to comply with regulatory standards or the occurrence of unforeseen problems following the initial marketing. Failure to comply with applicable regulatory requirements, including the marketing of products for unapproved uses, could result in actions such as fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal by a government to grant pre-market approval for devices, withdrawal of approvals and criminal prosecution. Any failure to maintain regulatory approval for the OBS or any other products we may develop would have a material adverse effect on our business, financial condition and results of operations.

DEPENDENCE ON PRINCIPAL PRODUCT

         We have not yet commercialized any of our products, and anticipate that for the foreseeable future we will be solely dependent on the successful development and commercialization of the OBS. The OBS will require additional regulatory approvals before it can be marketed internationally. Although we currently expect to receive PMA approval from the FDA in 1999 and expect to begin commercializing the OBS shortly thereafter, there can be no assurance that our development efforts will be successful or that the OBS will be proven to be safe or effective, approved by regulatory authorities, eligible for reimbursement codes, capable of being manufactured in commercial quantities at acceptable costs or successfully marketed. In addition, there can be no assurance that demand for the OBS will be sufficient to allow profitable operations. Even though we are in the process of developing new products in addition to the OBS, there can be no assurance that such development efforts will be successful or that any resulting products will achieve market commercialization. Failure to successfully commercialize the OBS would have a material adverse effect on our business, financial condition and results of operations.

LIMITED MANUFACTURING EXPERIENCE FOR OUR PRODUCTS; UNCERTAINTY OF MARKET ACCEPTANCE

         There have been no sales of the OBS to date, and we anticipate that revenues from sales of our products will not be significant for at least another year. In order to be financially successful, we must manufacture our products in accordance with regulatory requirements and in commercial quantities. We must do this while maintaining appropriate quality levels and acceptable costs. We have no experience manufacturing our products in the volumes that will be necessary for us to achieve significant commercial sales, and there can be no assurance that reliable, high-volume manufacturing capacity can be established or maintained at commercially reasonable costs. If we receive FDA or foreign approval for the OBS or any other products, we will need to expend capital resources and develop the necessary expertise to establish production level manufacturing capabilities. We may encounter many of the following difficulties in attempting to scale up production of new products:

         *        obtaining satisfactory production yields;
         *        maintaining quality control;
         *        minimizing component supply shortages;
         *        hiring qualified personnel;
         *        complying with applicable regulations; and
         *        obtaining regulatory approval for new manufacturing processes

         We believe that our current facility will be adequate to support our commercial assembly and manufacturing activities in the near term but that additional space may be required within the next one or two years in order to commercialize the OBS.

         Even if we are able to manufacture the OBS in commercial quantities, there can be no assurance that the OBS or our other products will be acceptable to the market. There are many reasons that promising potential products are not successfully commercialized. Newly developed products may not receive regulatory approval or may not be successfully introduced and marketed at prices that would permit profitable operations. Failure of any of our products to achieve market acceptance could have a material adverse effect on our business, financial condition and results of operations.

LACK OF SALES AND MARKETING EXPERIENCE; RELIANCE ON DISTRIBUTORS AND CORPORATE PARTNERS

         We intend to market and sell some of our products directly, while relying on the sales and marketing expertise of corporate partners for other products. Presently, we have limited marketing and sales capabilities, but we intend to establish an in-house sales, marketing and business development group. This group will assist in commercializing our products worldwide and provide clinical education to physicians, nurses and laboratory technicians. However, because we have limited experience in direct marketing of our products, we can provide no assurance that such direct marketing will be successful.

         Since we have limited marketing and sales capabilities, our future success may depend, in part, on our ability to enter into and successfully develop strategic partnerships and relationships to market and distribute our products. We intend to sell our products in the United States and outside the United States through strategic partners and international distributors, and are currently seeking to enter into relationships with viable strategic partners and international distributors. Although we have participated in preliminary discussions with certain potential strategic partners and international distributors, we have not yet entered into any definitive agreements with such potential strategic partners and distributors. The prospects for relationships with strategic partners and distributors will depend on the other parties' interests in the specific products involved and their willingness and ability to perform in the role we contemplate. We may have limited or no control over the resources that any particular strategic partner or distributor devotes to its relationship with us. In addition, there can be no assurance that we will be successful in locating qualified parties with which to enter into strategic partner or distributor relationships or that any such relationships can be maintained or will ultimately prove beneficial to us. If we are not able to develop these types of relationships, or if these relationships do not prove successful, our business, financial condition and results of operations could be materially adversely affected.

UNCERTAIN ABILITY TO MANAGE GROWTH

         We will be required to expand our operations in the areas of research and development, manufacturing, quality assurance and sales and marketing, in order to accomplish the following objectives:

         *        conduct outcome-based clinical studies on the OBS;
         *        obtain third-party reimbursement for the OBS;
         *        manufacture the OBS in commercial quantities;
         *        market the OBS to HMOs and other customers; and
         *        develop future products

         We expect to finance the expansion of operations and any necessary improvements of our information systems through a combination of sales of the OBS and equity contributions by potential distributors and corporate partners. Our successful transition to a larger-scale commercial enterprise will depend on several factors, such as our ability to obtain additional regulatory approvals, increase our commercial manufacturing, sales and marketing capabilities, and establish relationships with distributors in the United States and internationally. Our inability to establish such capabilities and relationships would have a material adverse effect on our business, financial condition and results of operations.

         As we expand our operations, there will be new and increased responsibilities for management personnel. To accommodate growth and compete effectively, we will be required to improve or implement new information systems, procedures and controls. We will also need to expand, train, motivate and manage our work force. We can provide no assurance that our personnel, systems, procedures and controls will be adequate to support our future operations. In addition, we can provide no assurance that our capabilities, procedures or controls will be designed, implemented or improved in a timely and cost-effective manner. Any failure to implement new or improved operational, financial and management systems or expand, train, motivate or manage employees as required by any future growth would have a material adverse effect on our business, financial condition and results of operations.

NEED FOR ADDITIONAL CAPITAL; UNCERTAINTY OF ADDITIONAL FINANCING

         The development of future products will require us to commit substantial funds to conduct research and development, establish commercial scale manufacturing capabilities, and develop sales and marketing capabilities to market the products. Our future capital requirements will depend on, but not be limited to, the following factors:

         *        the progress and timing of our research and development;
         *        the scope, design and results of our clinical trials;
         *        the time and expense required to obtain regulatory approvals;
         *        the rate of technological advances;
         * the determination of the commercial potential of our products (which may be dependent upon receiving reimbursement codes);
         *        the status of competitive products; and
         *        our ability to establish manufacturing capacity

         We anticipate that our current funds will be adequate to satisfy capital requirements at least through fiscal year 1999 but that we will need to raise substantial additional funds to commercialize the OBS and develop future products. These funds may be raised through additional public or private offerings, strategic partnerships or other means. We can provide no assurance that additional financing will be available, or that it will be available on terms favorable to us or our shareholders. If we are not able to obtain additional financing when needed, we may have to significantly curtail our operations or obtain financing through strategic partners on terms that might require us to relinquish significant rights to our technology or potential markets.

DEPENDENCE ON CONSULTANTS AND CONTRACT MANUFACTURERS

         We are a party to key consulting arrangements with a number of individuals and business organizations. These arrangements provide us with services in the area of regulatory compliance and submissions, management, and software development. Risks attendant to the use of consultants include our ability to hire competent consultants and the availability of such consultants on short notice. We also rely on contract manufacturers, and any contract manufacturers that we use will be subject to audit by the FDA. There can be no assurance that these contract manufacturers will be in, or remain in, compliance with applicable FDA regulations. Additional risks associated with the use of contract manufacturers include:

         *        potential difficulties in maintaining proprietary information;
         *        potential inability to obtain products on a timely basis; and
         * lack of control over costs, inventory and the manufacturing process

All of these consequences could have a material adverse effect on our business, financial condition and results of operations.

DEPENDENCE ON SOLE OR LIMITED SOURCES OF SUPPLY

         We purchase raw materials and certain key components of our products, including the OBS Forceps and certain components of the OBS Console, from sole, single or limited sources of supply. For certain of these components, there are relatively few alternative sources of supply. We currently have an agreement with one of the leading manufacturers of medical forceps in the United States. Under this agreement, the contract manufacturer has agreed to supply us with the quantity of OBS Forceps that we require. This agreement expires in June 2000 but may be renewed by the contract manufacturer for an additional two years upon six months' notice. We cannot assure you that this agreement will be renewed.

         Establishing alternate sources of supply for key components that we currently purchase from sole, single or limited sources of supply could be time consuming and costly. The inability of any of our suppliers to provide an adequate supply of components in a timely manner, or our inability to locate qualified alternative suppliers for materials and components at a reasonable cost, could adversely affect our business. Any delays or shortages, particularly as we scale up our manufacturing activities in support of sales, could have a material adverse effect on our business, financial condition and results of operations.

HIGHLY COMPETITIVE INDUSTRY

         The medical device industry is highly competitive. We are not aware of any direct competitors using an endoscopic optical biopsy system like the OBS to detect and differentiate between healthy and cancerous tissues in the gastrointestinal tract. However, there can be no assurance that we will be the first to market such a system or to market such a system effectively. Many of our competitors and potential competitors have substantially greater capital resources and also have greater resources and expertise in the areas of research and development, obtaining regulatory approvals, and manufacturing and marketing products. We can provide no assurance that our competitors and potential competitors will not succeed in developing, marketing and distributing technologies and products that are more effective than those developed and marketed by us or that would render our technology and products obsolete or non-competitive. In addition, we can provide no assurance that we will be able to compete effectively against such competitors and potential competitors in terms of manufacturing, marketing and sales.

NEED FOR CONTINUOUS PRODUCT DEVELOPMENT; RISK OF RAPID TECHNOLOGICAL CHANGE

         The medical device industry is characterized by rapid innovation and technological change. Any product we develop that gains regulatory clearance or approval will have to compete for market acceptance and market share. Since the medical device industry is subject to rapid technological innovation, the life cycle of any particular product is short. The timing of market introduction of competitive products is therefore an important factor in gaining market acceptance and market share. Our ability to introduce competitive products in a timely manner will be dependent on several factors, including our ability to accomplish the following:

         *        develop new, competitive products;
         *        gain regulatory approval for our products;
         *        gain third-party reimbursement for our products; and
         *        supply commercial quantities of our products to the market

There can be no assurance that alternative diagnostic systems or other discoveries and developments with respect to diagnosis and treatment of cancer and other human diseases will not render our products obsolete.

DEPENDENCE ON KEY PERSONNEL

         Our success is highly dependent on our ability to retain principal members of our management and scientific staff, including Chester E. Sievert, Jr., our Chairman, President and Chief Executive Officer. Our success is also dependent on our ability to recruit additional qualified personnel. There is intense competition for qualified personnel from other companies, organizations, and research and academic institutions. There can be no assurance that we will be successful in hiring or retaining qualified personnel. The loss of key personnel or the inability to hire or retain qualified personnel could have an adverse effect on our business, financial condition and results of operations.

DEPENDENCE ON PATENTS, PROPRIETARY RIGHTS AND LICENSES

         Our success depends and will continue to depend in part on our ability to maintain patent protection for our products and processes, to preserve our trade secrets and to operate without infringing upon the proprietary rights of third parties. Although we have filed or been awarded a number of patents that we hope to exploit commercially, we can provide no assurance that the patents will afford protection against competitors with similar technology. The validity and breadth of claims covered in medical technology patents involve complex legal and factual questions and, therefore, may be highly uncertain. We also rely upon proprietary technology that is not patented. We can provide no assurance that we will be able to protect our rights to such unpatented proprietary technology or that others will not duplicate or independently develop substantially equivalent technology.

         We may be required to obtain licenses to patents or other proprietary rights of third parties in order to manufacture and market certain products. We can provide no assurance that we will be able to license relevant technology at a reasonable cost, if at all. If we do not obtain the necessary licenses, we could face delays in introducing certain products while we attempt to design around the patents for which we do not have licenses. We can provide no assurance that we would be able to design around these patents. Even if we are successful in our redesign efforts, we could find that the development, manufacture or sale of such products could be adversely affected.

         In addition, we could incur substantial costs in defending suits brought against us on such patents or in suits in which we may assert our patent rights against another party. There has been substantial litigation regarding patent and other intellectual property rights in the medical device industry. Litigation, which could result in substantial cost to us and diversion of our effort, may be necessary to enforce patents issued to us, to protect trade secrets or know-how that we own, to defend ourselves against claimed infringement of the rights of others or to determine the ownership, scope or validity of our proprietary rights and those of others. Any adverse determination related to our proprietary rights could subject us to significant liabilities to third parties, could require us to seek licenses from third parties and could prevent us from manufacturing, selling or using our products. Any of these events could have a material adverse effect on our business, financial condition and results of operations.

         We are party to certain license agreements that grant significant proprietary rights and which can be terminated by the licensor in the event of certain material breaches on our part. If in the future, any of these agreements were terminated we could lose the right to continue to develop and market one or more products. We can provide no assurance that defaults will not occur in the future.

VOLATILITY OF STOCK PRICE; ADVERSE EFFECT OF SALES ON MARKET PRICE AND DILUTION

         Historically, the market price for securities of companies with high technology medical products has been highly volatile. From time to time the securities of some companies experience significant price and volume fluctuations that are unrelated to the operating performance of the company. There are many factors that may have a material adverse effect on the market price of our Common Stock, including the following:

         *        quarterly fluctuations in our operating results;
         *        the liquidity of the market for our stock;
         *        announcements of technological innovations;
         *        development of new diagnostic or therapeutic products;
         *        changes in government regulations;
         * developments or disputes concerning patents or other proprietary rights; and
         *        general market conditions

         In addition, future sales of common stock by existing shareholders and holders of options and warrants could adversely affect the prevailing market price of our Common Stock.

LIQUIDITY OF OUR COMMON STOCK; TRADING ON THE OVER-THE-COUNTER BULLETIN BOARD

         Shares of our Common Stock are currently trading on the Over-the-Counter ("OTC") Bulletin Board under the symbol SPSI. The OTC Bulletin Board is a less orderly market than the Nasdaq SmallCap Market on which our Common Stock formerly traded. After obtaining FDA clearance for, and beginning commercialization of, the OBS, we anticipate re-listing the Company's Common Stock on Nasdaq. However, there can be no assurance that we will be able to achieve re-listing on Nasdaq. As a result, an investor may find it more difficult to dispose of or to obtain accurate quotations as to the market value of our Common Stock. In addition, we are subject to criteria set forth in a rule promulgated by the Securities and Exchange Commission that, if we fail to meet, affects broker-dealers involved with our securities. This rule imposes various sales practice requirements on those broker-dealers who sell securities governed by the rule to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and must have received the purchaser's written consent to the transactions prior to sale. Consequently, the rule may have an adverse effect on the ability of broker-dealers to sell our securities, which may affect the ability of purchasers of our Common Stock to sell the Common Stock in the secondary market.

PRODUCT LIABILITY RISK; LIMITED INSURANCE COVERAGE

         We face the inherent business risk of exposure to product liability claims. Clinical trials or marketing of any of our products may expose us to liability claims resulting from the use of our products from consumers, health care providers or by others selling the products. We currently maintain $2 million of product liability insurance coverage. There can be no assurance that we will be able to maintain such insurance at a reasonable cost, or at all. If we are not able to maintain insurance at acceptable costs or at all, it could adversely affect the clinical testing or commercialization of our products. We will also be likely to require additional product liability insurance as we begin to commercialize our products. In addition, there can be no assurance, regardless of the availability of product liability insurance, that we will be adequately protected from claims that may be brought against us. A product liability claim or recall could have a material adverse effect on our business, financial condition and results of operations.

YEAR 2000 MATTERS

         Many currently installed computer systems and software accept only two digit entries in the date code fields. These date code fields will need to accept four-digit entries to distinguish 21st century dates from 20th century dates. The inability to correctly distinguish dates could result in system failures or miscalculations, which could cause disruptions to business operations, including a temporary inability to process transactions, send invoices or engage in other business activities. As a result, many companies need to upgrade or replace their computer systems and software in order to comply with Year 2000 requirements. The potential global impact of the Year 2000 problem is not known, and, if not corrected in a timely manner, could affect us and the U.S. and world economy generally.

         We are currently taking steps to ensure Year 2000 compliance for our products and systems as well as those of important customers and suppliers. We cannot assure you that Year 2000 compliance will be achieved by customers, suppliers and other third parties. We are communicating with these parties to determine how they are addressing the Year 2000 issue and to evaluate any likely impact on us. This process will continue throughout fiscal 1999. The efforts of third parties are not within our control, however, and their failure to remedy Year 2000 issues successfully could result in business disruption and increased operating costs. At the present time, it is not possible to determine whether any such events are likely to occur, or to quantify any potential negative impact they may have on our future results of operations and financial condition.

         We believe that most of our products and systems are currently Year 2000 ready. Although we can provide no assurance, we believe that all of our products and systems that are not Year 2000 compliant will be compliant prior to January 1, 2000.

                       WHERE YOU CAN FIND MORE INFORMATION

         Federal securities law requires us to file information with the SEC concerning our business and operations. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy these documents at the public reference facility maintained by the SEC at Judiciary Plaza, 450 Fifth Street, NW, Room 1024, Washington, DC 20549. You can also copy and inspect such reports, proxy statements and other information at the following regional offices of the SEC:

         New York Regional Office       Chicago Regional Office
         Seven World Trade Center       Citicorp Center
         Suite 1300                     500 West Madison Street, Suite 1400
         New York, NY 10048             Chicago, Illinois 60661

         Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public on the SEC's web site at http://www.sec.gov. You can also inspect our reports, proxy statements and other information at the offices of the National Association of Securities Dealers, Inc.

         The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this Prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

         * Annual report on Form 10-K for the fiscal year ended December 31, 1998;
         *  Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;
            and
         * The description of our Common Stock contained in the Registration Statement on Form 8-A, dated January 3, 1985, as amended.

         This Prospectus is part of a registration statement we filed with the SEC (Registration No. 333-______). You may request a free copy of any of the above filings by writing or calling:

            Chester E. Sievert, Jr.
            Chairman, President, Chief Executive Officer and Corporate Secretary 3650 Annapolis Lane, Suite 101
            Minneapolis, MN 55447-5434
            (612) 509-9999

         You should rely only on the information incorporated by reference or provided in this Prospectus or any supplement to this Prospectus. We have not authorized anyone else to provide you with different information. The Selling Shareholders should not make an offer of these Shares in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any supplement to this Prospectus is accurate as of any date other than the date on the cover page of this Prospectus or any supplement.

                           ABOUT SPECTRASCIENCE, INC.

         We design, develop, manufacture and intend to market innovative spectrophotometry systems capable of determining whether tissue is normal, potentially cancerous or cancerous without physically removing the tissue from the body. We began our operations in May 1983 as GV Medical, Inc. In 1992, we initiated our current business focus on diagnostic and therapeutic products utilizing spectroscopic techniques and changed our name to SPECTRASCIENCE, Inc.

         Our principal product, the OBS, operates by using light to optically examine tissue, and our products provide the physician with an instant spectral analysis of whether the tissue is healthy, pre-cancerous or cancerous. The OBS is composed of three components:

         * a biopsy forceps that incorporates an optical fiber to deliver and collect light, and may be used to remove cancerous tissue if necessary;
         * a spectrophotometric console that produces the light, analyzes the returned light and displays the results; and
         *  proprietary software that analyzes the recorded data

The OBS optical fiber and biopsy forceps are used through the endoscope to make contact with a polyp, optically examine tissue and give an instant analysis. The OBS is intended to be used by physicians to assist them when they make diagnostic decisions as to whether small polyps should be biopsied, removed or left for further surveillance.

         The initial application for the OBS is for the detection of colorectal cancer. With an estimated 56,500 deaths in 1998, colorectal cancer is second only to lung cancer as the leading cause of cancer death. Five-year survival rates using current techniques to detect and treat colorectal cancer indicate that 92% survive if the cancer is detected and treated at an early stage, whereas the survival rates drops to 64% if the cancer spreads outside the colon to the lymph nodes and to 7% if the cancer spreads further to the liver or other organs. As a result, early detection of colorectal cancer is critical to long-term survival.

         In 1998, we conducted multi-center clinical trials using the OBS for detection of colorectal cancer at the Mayo Clinic, Massachusetts General Hospital, Hennepin County Medical Center, and Minnesota Gastroenterology P.A. Results of our clinical studies indicated that the use of the OBS significantly increases the physician's diagnostic accuracy in correctly identifying normal, cancerous or pre-cancerous polyps. Based on our clinical study results, we believe that the OBS offers the following advantages:

         *  significantly improves the diagnostic accuracy of the physician in determining whether tissue is normal, cancerous or pre-cancerous;
         *  provides an instant diagnostic analysis that may eliminate patient waiting time for receiving pathology results, or rescheduling an additional procedure after pathology results are known;
         * provides a cost-effective alternative because it allows the physician to combine a diagnostic and therapeutic procedure in the same visit and with the same instrument; and
         * improves patient survival rates by providing enhanced diagnostic accuracy

         Based on the results of our clinical studies to date on the OBS, we anticipate receiving FDA approval to market the OBS during 1999. Once we receive FDA approval to market the OBS, we plan to focus our initial marketing efforts on the following areas:

         * establishing a limited in-house sales and marketing group to market initially to HMOs;
         * launching the OBS initially in the United States to HMOs by performing clinical outcome-based studies to demonstrate efficacy and cost-effectiveness;

         * using the results of the HMO clinical outcome-based studies to obtain reimbursement codes which are necessary for third-party reimbursement;
         * identifying major cancer and endoscopy centers in the United States and leading endoscopists and other physicians at those institutions to leverage their reputation in the medical community to generate demand for the OBS; and
         * conducting physician-training seminars and attending major medical meetings to educate physicians about the OBS

         In addition to the colorectal cancer clinical trials, we have also commenced a feasibility clinical trial for the detection of esophageal cancer at the Mayo Clinic and the University of California at San Francisco. These clinical trials are designed to determine the viability of spectroscopic techniques to detect esophageal cancer and to develop and demonstrate the feasibility of using the OBS on such patients.

         Our principal executive offices are located at 3650 Annapolis Lane, Suite 101, Minneapolis, Minnesota 55447- 5434. Our telephone number is (612) 509-9999, and our fax number is (612) 509-9805. For further information concerning SPECTRASCIENCE, see the section titled "Where You Can Find More Information."

RECENT DEVELOPMENTS

         FINANCING

         In January 1999, we received net proceeds of $485,407 from the exercise of warrants to purchase 87,668 shares of Common Stock at $6.00 per share. The warrants, which were originally scheduled to expire in December 1998, were held by shareholders who invested in our Series B Convertible Preferred Stock in December 1995. In December 1998, we extended the expiration date of these warrants until January 26, 1999, and reduced the exercise price from $9.00 per share to $6.00 per share. To induce warrant holders to exercise their amended warrants, we also granted a conditional warrant to these warrant holders which entitled all warrant holders who exercised their amended warrants prior to their expiration on January 26, 1999 to receive an equivalent number of new warrants. The exercise price of these conditional warrants is $6.00 per share, and they expire on December 28, 1999. Of the amended warrants, a total of 87,668 were exercised and the rest expired unexercised. If all of the 87,668 contingent warrants that were issued are exercised on or prior to December 28, 1999, we would receive additional net proceeds of $526,008.

         In February 1999, an option holder exercised an option to purchase 2,500 shares of our Common Stock. Based on the option exercise price of $4.7625 per share, we received net proceeds of $11,906. These shares are not being offered pursuant to this Prospectus.

         In March 1999, various warrant holders exercised their warrants to purchase 174,998 shares of our Common Stock at $3.00 per share. As a result of these warrant exercises, we received net proceeds of $525,000. These 174,998 shares have been previously registered. In addition, these warrant holders were granted 87,503 additional warrants which are being registered under this Prospectus.

         In March 1999, we received net proceeds of $1,157,500 from a private placement to accredited investors of our Common Stock at $4.00 per share. Investors purchased a total of 293,750 shares in this private placement, 258,750 shares of which were sold on March 12, 1999, and 35,000 shares of which were sold on March 31, 1999. These private placement investors also received a warrant to purchase one-half share of Common Stock at $5.00 per share, for each share purchased in the private placement. The warrants will expire in March 2000, and, if exercised, would raise an additional $734,375 for the Company.

          We granted registration rights to the Selling Shareholders covering the resale of Common Stock issuable upon the exercise of the conditional warrants described above, the resale of Common Stock issuable upon the exercise of the warrants issued to investors in the March 1999 private placement of Common Stock, and the resale of Common Stock issued to investors in the March 1999 private placement of Common Stock. We are registering the Shares on a Form

S-3 Registration Statement, of which this Prospectus forms a part, pursuant to which all of the Shares may be offered from time to time by the Selling Shareholders.

         STOCK LISTING

         Our Common Stock traded on the Nasdaq SmallCap Market from May 15, 1996 until March 17, 1999. The process that led to delisting of the Company's Common Stock from the Nasdaq SmallCap Market is described below.

         We were notified on February 9, 1999, by The Nasdaq Stock Market that we must demonstrate a minimum of $4,000,000 in net tangible assets by March 12, 1999 in order for our Common Stock to remain listed on The Nasdaq SmallCap Market. We were to file a pro forma balance sheet, as of January 31, 1999, reflecting that we were in compliance with their requirement. On March 12, 1999, we notified The Nasdaq Stock Market that we had not met the minimum $4,000,000 net tangible asset threshold but that our net tangible assets were in excess of $2,000,000. In addition, we requested an extension of time to demonstrate our ability to comply with the $4,000,000 net tangible asset threshold. On March 17, 1999, The Nasdaq Stock Market rejected our request for an extension and notified us that our securities would be delisted effective with the close of business on March 17, 1999. Since March 18, 1999, the Company's Common Stock has been trading on the OTC Bulletin Board under the symbol "SPSI."


                              SELLING SHAREHOLDERS

         The Selling Shareholders acquired the Shares in connection with the private placement of our Common Stock or through the exercise of options and warrants to acquire our Common Stock. The 703,464 Shares that may be sold by the Selling Shareholders pursuant to this Prospectus were acquired in the following transactions:

         * 87,668 Shares were acquired upon exercise of amended warrants in January 1999,
         *  87,668 Shares represent conditional warrants granted to warrant holders who exercised their amended warrants in January 1999,
         *  87,503 Shares represent additional warrants that were issued to warrant holders in March 1999,
         * 293,750 Shares were acquired in our March 1999 private placement, and
         * 146,875 Shares represent shares of Common Stock that may be issued upon exercise of warrants that were issued to investors in our March 1999 private placement.

For further information about these offerings, see "About
SPECTRASCIENCE--Financing" above.

         The Shares are being registered to permit public secondary trading of Shares, and the Selling Shareholders may offer the Shares for resale from time to time. See "Plan of Distribution." The following table lists the Selling Shareholders and sets forth certain information regarding the beneficial ownership of Common Stock of each Selling Shareholder as well as the number of Shares each Selling Shareholder may sell pursuant to this Prospectus.

                                                           Number of                                    Number of
                                                             Shares           Maximum Number of          Shares
                                                          Beneficially        Shares to be Sold       Beneficially
                                                         Owned Prior to       Pursuant to this         Owned After
                        Name                             this Offering          Prospectus(1)         this Offering
---------------------------------------------------      --------------       -----------------       -------------
Edward Adamek, Jr. & Eleanore Adamek Trust                     *                  3,334(2)                  *
Avery Family Limited Partnership                               *                 22,500(4)                  *
William H. Baxter                                              *                  7,500(4)                  *
Herbert J. Bernick                                             *                  3,334(2)                  *
Craig C. Avery Company Profit Sharing Trust                    *                 22,500(4)                  *
Eugene College                                               59,467               6,666(2)                66,133
Richard L. Danielson                                           *                  3,334(2)                  *
James P. Deanovic                                           112,591               8,000(2)               120,591
Ellis Limited Partnership                                      *                  6,666(2)                  *
Stephen J. Esser & Clara Linda Esser, Joint Tenants            *                  3,334(2)                  *
Laura S. Estebo                                                *                  4,500(4)                  *
Janet E. Frank                                                 *                  4,000(2)                  *
Sandra J. Hale                                                 *                  2,666(2)                  *
William F. Hoefer & Julia A. Hoefer, Joint Tenants             *                  3,334(2)                  *
Industricorp & Co. FBO T C Carpenters                        77,777              16,667(3)                94,444
Neal T. Jansen                                                 *                  6,666(2)                  *
Mark D. Johnson                                                *                  3,334(2)                  *
Robert A. Johnson                                              *                  6,666(2)                  *
Marla C. Kennedy                                               *                  3,334(2)                  *
William R. Kennedy                                             *                  4,167(3)                  *
Larry Kraning                                                  *                  8,625(4)                  *
Anita H. Kunin                                                 *                  3,334(2)                  *
James F. Lyons                                                 *                  5,501(2)(3)               *
Michael R. Marston                                             *                  3,334(2)                  *
Metropolitan Endodontics Pension                               *                  3,332(2)                  *
John G. Ordway III                                             *                  3,334(2)                  *
Kenneth R. Parker                                              *                 13,334(2)                  *
Penn Dental Center                                             *                  6,666(2)                  *
Daniel S. and Patrice M. Perkins                               *                  4,167(3)                  *
Perkins and Partners, Inc. Profit Sharing Plan and
    Trust                                                      *                  8,334(3)                  *
Pyramid Partners L.P.(5)                                     75,000              41,667(3)               116,667
Quest Venture Partners                                         *                 10,000(2)                  *
Reggeborgh Beheer BV(6)                                     184,000             375,000(4)               559,000
Harold Roitenberg IRA                                          *                  6,666(2)                  *
Steve Romanek                                                  *                  6,666(2)                  *
John F. Rooney                                                 *                  4,167(3)                  *
Edward E. Strickland                                           *                  4,167(3)                  *
Strickland Family Ltd. Partnership                             *                  3,334(2)                  *

                                                           Number of                                    Number of
                                                             Shares           Maximum Number of          Shares
                                                          Beneficially        Shares to be Sold       Beneficially
                                                         Owned Prior to       Pursuant to this         Owned After
                        Name                             this Offering          Prospectus(1)         this Offering
---------------------------------------------------      --------------       -----------------       -------------
William P. Treacy                                              *                 26,666(2)                  *
S.L. Wallack Revocable Trust                                   *                  2,666(2)                  *
Thomas A. Volpe & Linda C. Volpe Joint Tenants                 *                  6,666(2)                  *
Thomas B. Wartman                                              *                  3,334(2)                  *
Kimberly K. Washburn                                           *                  3,334(2)                  *
Wallace S. Wells                                            108,502               6,668(2)               115,170

Total                                                                           703,464

-----------------------
*    Represents less than 1% of our outstanding Common Stock.
(1)  Assumes the sale of the Shares offered by this Prospectus.
(2) Represents Shares that were acquired upon exercise of 87,668 amended warrants and issuance of 87,668 additional conditional warrants in January 1999.
(3) Represents Shares to be issued upon exercise of 87,503 additional warrants that were issued to warrant holders in March 1999.
(4) Represents Shares that were acquired in the private placement of 293,750 shares of our Common Stock in March 1999 and Shares to be issued upon exercise of an additional 146,875 warrants issued in connection with our March 1999 private placement.
(5) The Shares owned by Pyramid Partners L.P. are deemed to be beneficially owned by Perkins Capital Management, Inc., which collectively owns approximately 11.2% of our Common Stock.
(6) Henry M. Holterman, a director of SPECTRASCIENCE since 1992, has been the Managing Director of Reggeborgh Beheer BV since 1991.

                              PLAN OF DISTRIBUTION

         We are registering the Shares on behalf of the Selling Shareholders. As used in this Prospectus, the term "Selling Shareholders" includes donees and pledgees selling Shares received from a named Selling Shareholder after the date of this Prospectus. The Selling Shareholders will offer and sell the Shares to which this Prospectus relates for their own accounts. We will not receive any proceeds from the sale of the Shares but would receive gross proceeds of $2,135,373 if all of the warrants registered under this Prospectus were exercised. We will bear all expenses and fees of registration of the Shares.

         The Selling Shareholders may offer and sell the Shares from time to time in the over-the-counter market in regular brokerage transactions, in transactions directly with market makers or in privately negotiated transactions, through put or call options transactions, through short sales or a combination of such methods of sales at prices relating to prevailing market prices or at negotiated prices. Sales may be made to or through brokers or dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of the Shares. As of the date of this Prospectus, we are not aware of any agreement, arrangement or understanding between any broker or dealer and the Selling Shareholders. There is no assurance that the Selling Shareholders will sell any or all of the Shares that they offer.

         The Selling Shareholders and any brokers or dealers who participate in the sale of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profits realized by them on the resale of Shares may be deemed to be underwriting discounts or commissions under the Securities Act. Because the Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act, the Selling Shareholders will be subject to the prospectus delivery requirements of the Securities Act.

         The Selling Shareholders may also resell all or a portion of the Shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided it meets the criteria and conforms to the requirements of Rule 144.


                                  LEGAL MATTERS

         The validity of the Shares offered by this Prospectus has been passed upon for us by Dorsey & Whitney LLP, Minneapolis, Minnesota.


                                     EXPERTS

         The financial statements incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         SEC Registration Fee............................    $     966
         Accounting Fees and Expenses....................        1,000
         Legal Fees and Expenses.........................       15,000
         Miscellaneous ..................................          534
                                                                ------
                  Total..................................    $  17,500
                                                                ======

         All fees and expenses other than the SEC registration fee are estimated. The expenses listed above will be paid by the Company.

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

         The following description of indemnification allowed under Minnesota statutory law is a summary rather than a complete description. Reference is made to Section 302A.521 of the Minnesota Statutes, which is incorporated herein by reference. The following summary is qualified in its entirety by that reference.

         Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines (including, without limitation, excise taxes assessed against such person with respect to any employee benefit plan), settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person (1) has not been indemnified therefor by another organization or employee benefit plan; (2) acted in good faith; (3) received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in such person's official capacity for the corporation or reasonably believed that the conduct was not opposed to the best interests of the corporation in the case of acts or omissions in such person's official capacity for other affiliated organizations.

         The Company's Articles of Incorporation and Bylaws provide that the Company shall indemnify officers and directors under such circumstances and to the extent permitted by Section 302A.521 as now enacted or hereafter amended.

ITEM 16. LIST OF EXHIBITS

          5.1     Opinion of Dorsey & Whitney LLP regarding legality.
         23.1     Consent of Independent Auditors.
         23.2 Consent of Dorsey & Whitney LLP (included in Exhibit 5 to this Registration Statement).
         24.1     Power of Attorney.

ITEM 17. UNDERTAKINGS

         The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change to such information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change in the information set forth in the registration statement;

         Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on July 30, 1999.

                                       SPECTRASCIENCE, INC.



                                       By  /s/ Chester E. Sievert, Jr.
                                          --------------------------------------
                                           Chester E. Sievert, Jr.


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


      Name                                 Title                   Date
      ----                                 -----                   ----

/s/ Chester E. Sievert, Jr.      Chairman of the Board, Chief      July 30, 1999
-----------------------------    Executive Officer and President
Chester E. Sievert, Jr.          (Principal Executive Officer
                                 and Principal Financial and
                                 Accounting Officer)


          *                      Director                          July 30 1999
-----------------------------
Henry M. Holterman

          *                      Director                          July 30, 1999
-----------------------------
Nathaniel S. Thayer

          *                      Director                          July 30, 1999
-----------------------------
Johan A.P.M. de Hond


*By:  /s/ Chester E. Sievert, Jr.                                  July 30, 1999
     ---------------------------
      Chester E. Sievert, Jr.
      Attorney-in-fact

                                  EXHIBIT INDEX

EXHIBIT
   NO.        DESCRIPTION
-------       -----------

   5.1        Opinion of Dorsey & Whitney LLP regarding legality
  23.1        Consent of Independent Auditors
  23.2 Consent of Dorsey & Whitney LLP (included in Exhibit 5 to this Registration Statement)
  24.1        Power of Attorney